                                                                      Exhibit 12

                           STATER BROS. HOLDINGS INC.
                Computation of Ratio of Earnings to Fixed Charges
                          (Dollar amounts in thousands)


                                                                       Fiscal Years Ended
                                               ---------------------------------------------------------------------
                                               Sept. 28,(2)    Sept. 27,(2)   Sept. 26,(2)   Sept. 24,(2)   Sept. 30,(1)(2)
                                                  1997           1998           1999           2000           2001
                                               ---------       --------       --------       --------       --------
Earnings:
Income (loss) before income taxes ........      $ 22,510       $  2,496       $ 14,453       $(11,760)      $ 14,431

Amortization of capitalized
   interest ..............................           139            321            324            326            338

Interest .................................        21,384         30,578         35,260         54,936         53,846

Less interest capitalized
   during the period .....................        (1,263)        (1,135)           (64)           (35)          (238)

Net amortization of debt
   discount and premium
   and issuance expense ..................         1,460          2,797          2,771          2,542          2,532

Interest portion of rental expense .......        15,305         15,683         16,031         20,333         21,407
                                                --------       --------       --------       --------       --------

   Earnings as adjusted ..................      $ 59,535       $ 50,740       $ 68,775       $ 66,342       $ 92,316
                                                ========       ========       ========       ========       ========

Fixed Charges:
Interest .................................      $ 21,384       $ 30,578       $ 35,260       $ 54,936       $ 53,846

Net amortization of debt
   discount and premium
   and issuance expense ..................         1,460          2,797          2,771          2,542          2,532

Interest portion of rental
   expense ...............................        15,305         15,683         16,031         20,333         21,407

Preferred stock dividends ................        10,451             --             --             --             --
                                                --------       --------       --------       --------       --------
   Fixed Charges .........................      $ 48,600       $ 49,058       $ 54,062       $ 77,811       $ 77,785
                                                ========       ========       ========       ========       ========
        Ratio of Earnings to
           Fixed Charges .................          1.23           1.03           1.27           0.85           1.19
                                                ========       ========       ========       ========       ========

(1)    53-Week Fiscal Year

(2) Includes the Company's 50% share of the fixed charges and earnings of an unconsolidated affiliate.